Exhibit 2.1
Execution Version
Equity Interest Transfer Agreement
Regarding
Chengdu Twin-Peak Accelerator Technology Inc.
Among
Sichuan Nanguang Vacuum Technology Incorporated Ltd.
And
Yao Chongguo
And
TomoTherapy Incorporated
Date: April 17, 2008
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ * ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Equity Interest Transfer Agreement
This Equity Interest Transfer Agreement (the “Agreement”) is entered into as of April 17, 2008 (the “Execution Date”) by and among the following parties at Chengdu, the People’s Republic of China (“PRC” or “China”):
Sichuan Nanguang Vacuum Technology Incorporated Ltd., a company established under the laws of the PRC, having its registered office at Longtan City Industry Zone, Second Section of East Third Ring Road, Chengdu, with Liu Shuwei, a PRC citizen, as its current chairman of the board of directors and legal representative (“Nanguang”);
Yao Chongguo, a citizen of the United States (“Yao Chongguo”, together with Nanguang, the “Transferors”, each a “Transferor”); and
TomoTherapy Incorporated, a company established under the laws of the State of Wisconsin, having its registered office at 1240 Deming Way, Madison, Wisconsin, USA (the “Transferee”).
Each of the Transferors and the Transferee shall be respectively referred to as a “Party”, and shall be collectively referred to as the “Parties”.
Whereas:
1.	Chengdu Twin-Peak Accelerator Technology Inc. (the “Company”) is a Sino-foreign equity joint venture established on April 28, 2005 under the laws of the PRC, having its registered office at Longtan City Industry Zone, Second Section of East Third Ring Road, Chengdu. The current registered capital of the Company is RMB7,000,000, and the legal representative of the Company is Liu Shuwei. The scope of business as set forth in the most updated business license of the Company issued on July 4, 2007 (the “Business License”) is as follows: researching, developing, and consultations on accelerator technology; manufacturing and distributing accelerator products, accelerating tubes and relevant parts; designing, manufacturing, distributing special vacuum equipment and special electronic equipment and providing engineering services; export of self-manufactured products and technologies; import of raw materials, apparatus and instruments, mechanical equipment, parts and fittings, and technologies for self-manufacturing (if the State has special regulations on any of the aforementioned businesses, such regulations shall be followed).

2.	The Transferors currently hold 100% of the equity interest in the Company, with Nanguang holding 65% of the equity interest in the Company and Yao Chongguo holding 35% of the equity interest in the Company.

3.	The Transferors are willing to sell 100% of the equity interest in the Company to the Transferee in accordance with the terms and conditions contemplated herein, and the Transferee is willing to purchase 100% equity interest in the Company from the Transferors in accordance with the terms and conditions contemplated herein.
NOW, THEREFORE, the Parties hereby agree as follows:
Article 1 Definitions
Unless otherwise provided herein, the following terms shall have the meanings set out below:
1.1	Affiliate: for the purposes of this Agreement, an Affiliate of any person or entity includes any corporation, partnership, joint venture or other entity or natural person controlling such person/entity, or being controlled by such person/entity or under the common control with such person/entity; when a person/entity has the capacity to directly or indirectly lead or cause to lead the operations and policies of another person/entity through holding voting securities, contractual arrangement or any other form, then the former shall be deemed as “controlling” the latter.

1.2	Approving Authority: the competent Chinese government authority which has the authority to approve this Agreement and the equity interest transfer contemplated hereunder, i.e. the PRC Ministry of Commerce and/or the local branch authorized by it.

1.3	Effective Date: the date when this Agreement is approved by the Approving Authority.

1.4	Encumbrances: any mortgage, pledge, lien, option, restrictions, right of first refusal, preemptive rights, rights or interests of any other party, or other restrictions on rights, any form of security interests, or any form of preferential arrangements with similar effect.

1.5	Intellectual Property Rights: all the rights worldwide arising from or relating to the following, regardless of whether it is protected, created or arises based on the laws of the PRC or other jurisdictions: (1) copyrights; (2) patents; (3) non-patent technologies; (4) know-how; (5) trademarks and domain names; (6) any other intellectual property rights, proprietary rights and rights with the similar nature; and (7) all applications, registrations and rights of obtaining permits or licenses which is relating to any of the aforementioned (1) to (6).

1.6	Longtan Commission: the Administrative Commission of Longtan City Industry Zone of Chengdu Municipality, China.

1.7	Longtan Facility: any and all plants, other buildings and work in progress on the Longtan Land.

1.8	Longtan Land: a piece of land located at the Longtan City Industry Zone, Second Section of East Third Ring Road, Chengdu, PRC, with a size of 6.99 Mus, as stipulated in certain land use right transfer agreement between the Company and the Longtan Commission dated as of March 18, 2006 and certain supplementary land use right transfer agreement between the Company and the Longtan Commission dated as of March 18, 2006.

1.9	Longtan Project: LUR to the Longtan Land, Longtan Facility and any and all contracts, agreements and instruments related thereto.

1.10	LUR: the state-owned land use rights pertaining to a certain piece of land.

1.11	Linac: linear accelerator tube, one type of products manufactured by the Company.

1.12	Mu: a unit of size. 1 Mu equals to 666.6667 square meters.

1.13	New Business License: the new business license issued to the Company upon the transfer of the Target Equity to the Transferee and the transformation of the Company from a Sino-foreign equity joint venture to a wholly foreign-owned enterprise.

1.14	Purchase Price: the purchase price of the Target Equity set forth in Section 3.1 hereof.

1.15	PRC: the People’s Republic of China, and for the purpose of this Agreement shall exclude Hong Kong Special Administrative Region, Macao Special Administrative Region, and Tai Wan Area.

1.16	PRC Laws: any effective national and local laws, regulations, rules and decrees of the People’s Republic of China.

1.17	Target Equity: the 100% equity interest in the Company which is currently held by the Transferors.

1.18	Test Land: a piece of land located at the Longtan City Industry Zone, Second Section of East Third Ring Road, Chengdu, PRC, with a size of 3 Mus and stipulated in certain land use right transfer agreement between the Company and the Longtan Commission dated as of August 1, 2006.
Article 2 Target Equity Interest
The Transferors agree to transfer 100% of the equity interest in the Company held by the Transferors (the “Target Equity”) to the Transferee, and the Transferee agrees to purchase the Target Equity from the Transferors in accordance with the terms and conditions contemplated hereunder.
Article 3 Transfer Price and Payment of Transfer Price
3.1	The Transferors and the Transferee agree that the purchase price of the Target Equity transferred by the Transferors to the Transferee shall be Renminbi Twenty Million Eight Hundred and Forty Five Thousand Two Hundred and Twenty (RMB20,845,220) (“Purchase Price”) in total. Of the Purchase Price, Renminbi Twelve Million Six Hundred and Seventy-Five Thousand One Hundred and Thirty-Two (RMB12,675,132) shall be paid to Nanguang and Renminbi Eight Million One Hundred and Seventy Thousand Eighty-Eight (RMB8,170,088) shall be paid to Yao Chongguo. The Transferee will pay the Purchase Price in US Dollar. The Renminbi/US Dollar exchange rate to be applied shall be the average rate between the buying rate and the selling rate published by People’s Bank of China on the day of the payment of the Purchase Price.

3.2	The Transferee shall pay the Purchase Price described in the aforementioned Section 3.1 hereof to the Transferors in three installments in accordance with the following schedule:
3.2.1	First Installment (the “First Installment”): RMB6,085,820 shall be paid to the Transferors within thirty (30) days following the execution and delivery of the compliance certificate in the form attached as Appendix II-A by the Transferors upon satisfaction of all the preconditions stipulated in Section 7.1 hereof or upon the waiver of such preconditions by Transferee in accordance with Section 7.1. Of such RMB6,085,820, RMB3,819,492 shall be paid to Nanguang and RMB2,266,328 shall be paid to Yao Chongguo.

3.2.2	Second Installment (the “Second Installment”): RMB5,534,775 shall be paid to the Transferors prior to February 28, 2009 upon satisfaction of all the preconditions stipulated in Section 7.2 hereof or upon the waiver of such preconditions by Transferee in accordance with Section 7.2. Of such RMB5,534,775, RMB3,320,865; shall be paid to Nanguang and RMB2,213,910; shall be paid to Yao Chongguo.

3.2.3	Third Installment (the “Third Installment”): RMB9,224,625 shall be paid to the Transferors prior to March 31, 2010 upon satisfaction of all the preconditions stipulated in Section 7.3 hereof or upon the waiver of such preconditions by Transferee in accordance with Section 7.3. Of such RMB9,224,625, RMB5,534,775 shall be paid to Nanguang and RMB3,689,850 shall be paid to Yao Chongguo.
3.3	The payment of the Purchase Price as contemplated in Section 3.2 shall be respectively remitted to the bank account of each Transferor designated by such Transferor in writing.
Article 4 Transfer of Target Equity and Closing Dates
4.1	Transfer of Target Equity. Each of the Transferors hereby agrees that, the ownership of the Target Equity and any rights and interests related to or derived from this ownership shall be transferred from each Transferor to the Transferee upon the issuance date of the New Business License, and shall be vested in the Transferee thereafter.

4.2	Initial Closing Date. The Transferee shall pay the First Installment of the Purchase Price pursuant to Section 3.2.1 and Section 3.3 hereof to the Transferors (the “Initial Closing”). The day of payment of the First Installment of Purchase Price shall be the initial closing date (the “Initial Closing Date”).

Immediately upon that the Transferee provides the Transferors with the remittance evidence issued by the bank of the Transferee to demonstrate that the First Installment has been remitted into the bank accounts designated by the Transferors pursuant to this Agreement, the Transferors shall conduct procedures for obtaining the New Business License of the Company, the Company’s foreign exchange certificate alteration procedures and the foreign exchange registration procedures for the Transfer Price with local foreign exchange administration authorities; upon receipt of approval documents issued by the local foreign exchange administration authorities, the Transferors will handle foreign exchange settlement procedures with the bank.

4.3	Delivery of Documents on the Initial Closing Date. On the Initial Closing Date, the Transferors shall deliver all the documents and records relating to the Target Equity to the Transferee, in order to ensure the smooth take over of the Target Equity by the Transferee.

4.4	Second Closing Date. The Transferee shall pay the Second Installment of the Purchase Price pursuant to Section 3.2.2 and Section 3.3 hereof to the Transferors (the “Second Closing”). The day of payment of the Second Installment of Purchase Price shall be the second closing date (the “Second Closing Date”).

4.5	Third Closing Date. The Transferee shall pay the Third Installment of the Purchase Price pursuant to Section 3.2.3 and Section 3.3 hereof to the Transferors (the “Third Closing”). The day of payment of the Third Installment of Purchase Price shall be the third closing date (the “Third Closing Date”).
Article 5 Representations and Warranties
5.1	The Transferors hereby represent and warrant to the Transferee, severally and jointly, on the Execution Date of this Agreement and the issuance date of the New Business License as follows:
5.1.1	Lawful Rights. Nanguang is a limited liability company duly incorporated and validly existing under the PRC Laws that legally holds 65% of the equity interest of the Company. Nanguang is the sole legal owner of such 65% equity interest and has the right to transfer such 65% equity interest lawfully.

Yao Chongguo is a citizen of the United States who legally holds 35% of the equity interest of the Company. Yao Chongguo is the sole legal owner of such 35% equity interest and has the right to transfer such 35% equity interest lawfully.

5.1.2	No Defects. The Target Equity is free from any Encumbrances; and there is no pending, or, to the knowledge of the Transferors, threatened or potential disputes, claims, lawsuits, arbitrations, enforcement, administrative proceedings or other legal proceedings relating to the Target Equity in any aspect.

5.1.3	No Impediment. To the knowledge of the Transferors, there is no such event that causes or may cause any delay, restriction or impediment with respect to the performance of the obligations under this Agreement by the Transferors.

5.1.4	Authority; Effectiveness. Nanguang owns all necessary power and right to execute this Agreement and to perform its obligations hereunder. Nanguang’s executing and performing this Agreement have gained all necessary company authorization. Upon execution, this Agreement shall constitute a legal, valid and binding obligation of each Transferor and enforceable against each Transferor in accordance with its terms.

5.1.5	Organization and Standing of the Company. The Company is a Sino-foreign equity joint venture duly organized, validly existing and in good standing under the PRC Laws. The Company is duly qualified to conduct all the businesses as described in the Business License under the PRC Laws.

5.1.6	No Conflict. The execution and delivery by the Transferors of this Agreement, and the performance by the Transferors of their obligations hereunder will not result in (1) violation of any applicable PRC Laws; (2) violation of the Articles of Association or any other organization documents of the Company; (3) breach of any contracts or documents to which any of the Transferors is a party or is otherwise bound; (4) violation of any condition to the grant and/or continuing and effective survival of any license or approval issued to the Company; or (5)

termination or cancellation of or imposing of additional conditions on any license or approval issued to the Company.

5.1.7	Approvals and Licenses. The Company has obtained all approvals (including but not limited to governmental approvals) and licenses that are necessary or appropriate to conduct all the businesses it is currently engaged in. Each such approval or license is valid, binding and in full force and effect, and has passed all inspections such as the annual inspections requested by the governmental authorities regarding such approval/license; there is no pending, or, to the knowledge of the Transferors, potential administrative or other proceedings which may terminate, rescind, revoke, dismiss, restrict or jeopardize any aforementioned approval or license; the Company has never received any written or oral notice from any government authority, notifying the Company that it has violated any prescriptions under any such approval or license; and there is no fine or penalty relating to any such approval or license or arising from any violation of such approval or license.

5.1.8	Investments and Subsidiaries. The Company does not own any equity interest in any other entity or organization or set up any branch, and there is no such entrustment or contractual arrangement regarding any equity interest of the Company.

5.1.9	Financial Information. The Transferors have made available to the Transferee certain financial statements, reports and documents of the Company (collectively, the “Financial Reports”), which are listed in Section 5.1.9 of the Disclosure Schedule attached hereto as Appendix I (the “Disclosure Schedule”). Those Financial Reports contain all relevant and material financial information regarding the Company. The Financial Reports are true, accurate and complete in all respects as of the respective dates set forth in such Financial Reports, and comply with generally accepted accounting principles in PRC. The Company does not have any unrecorded fund or assets for any purpose, and accumulation and/or use of all corporate fund are completely and duly reflected in such Financial Reports.

5.1.10	No Undisclosed Liabilities. The liabilities reflected in the liabilities statement (“Liabilities Statement”) as stated in Section 5.1.10 of the Disclosure Schedule contain the complete and accurate disclosure of all the occurred and reasonably foreseeable loans, liabilities, debts and guarantees of the Company as of the Execution Date, including without limitation any outstanding loans borrowed by the Company from any Transferor and/or any third party, and guarantees made by the Company for any Transferor or any third party’s debt or for the benefit of any Transferor or any third party; except for those disclosed in the Liabilities Statement, there are not any other liabilities, actual or contingent, against, relating to or affecting the Company or its respective assets and properties, other than liabilities incurred in the ordinary course of business and involving less than RMB50,000, individually, or less than RMB150,000, collectively, for any individual liability, and the Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any Transferor or any third party.

5.1.11	No Insolvency. No order has been made or petition presented or resolution passed for the winding up of the Company, and no mortgage, execution or summon has been levied against assets of the Company. The Company is not insolvent or unable to pay its debts and there is no unfulfilled claim outstanding against the Company for debts due.

5.1.12	Taxes and Fees. The Company has paid in full all the taxes and fees that have been due in accordance with the requirements of the national and local taxing authorities; there is no additional taxes or fees that need to be paid; and there has never been any penalty imposed on the Company due to its breach of any law, regulation and requirement in respect of the payment of taxes and fees.

5.1.13	Tangible Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use all tangible personal property used in the conduct of its business, including all the tangible personal property (“Tangible Personal Property”) reflected in the Financial Reports. All Tangible Personal Property is free and clear of all Encumbrances, and is in good working order and condition (ordinary wear and tear excepted), and their use complies with all PRC Laws.

5.1.14	Real Estate Property. On the issuance date of the New Business License, the Company does not own any title to any real estate property. From the establishment date of the Company to the issuance date of the

New Business License, the only real estate properties the Company owns or expects to obtain are the Longtan Land, the Longtan Facility and the Test Land. The Company will not suffer any losses or damages due to (1) that the Company’s occupation, use or operation of the Longtan Land, the Longtan Facility or the Test Land prior to issuance date of the New Business License, does not comply with any PRC Laws; (2) any defect in the title of the Longtan Land, the Longtan Facility, the Test Land or the Test Bunkers (defined as below); or (3) any legal defect in the project filing and construction filing procedures during the construction of the Longtan Facility or the Test Bunkers, no matter whether such losses or damages occur prior to or after the issuance date of the New Business License.

5.1.15	Intellectual Property Rights. The Company holds all the valid rights, title and interest in the Intellectual Property Rights held by it or necessary for it to conduct its business as currently conducted or in connection with the conduct of its business and/or production of all its current products (the “Company IPRs”), free and clear of any Encumbrances. The Company has not permitted or granted license to any Transferor or third party to use any Company IPRs. The Company has not and does not infringe any Intellectual Property Rights of others and none of the Company IPRs has constituted an infringement of any Intellectual Property Rights owned by others, nor has the Company received any claims, correspondence or notices indicating that the Company or its representatives, management or staff has infringed any Intellectual Property Rights owned by any other party. To the knowledge of the Transferors, there is not any factual or legal basis that is likely to result in such infringement. Particularly, none of the Company IPRs has constituted or will constitute an infringement of any Intellectual Property Rights owned by any previous employers of any of the Transferors or any of the Affiliates of such employers worldwide, or in any aspect has violated or will violate any agreements, verbal or written, between any of the Transferors and any of their previous employers or any of the Affiliates of such employers, and the Transferors guarantee that there is no factual or legal basis that is likely to result in such infringement or violation, provided however that the Transferors shall not be liable for any Intellectual Property Rights which are developed by the Company after the issuance date of the New Business License and are not developed based on any of the

Company IPRs existing prior to the issuance date of the New Business License. The Transferors further warrant that none of any improvement made after the issuance date of the New Business License to the Company IPRs existing prior to the issuance date of the New Business License, due to such Company IPRs existing prior to the issuance date of the New Business License, (1) has constituted or will constitute an infringement of any Intellectual Property Rights owned by any previous employers of any of the Transferors or any of the Affiliates of such employers worldwide, or (2) has violated or will violate any agreements, verbal or written, between any of the Transferors and any of their previous employers or any of the Affiliates of such employers, and the Transferors guarantee that there is no factual or legal basis that is likely to result in such infringement or violation.

5.1.16	Material Contracts. Section 5.1.16 of the Disclosure Schedule sets forth an accurate, correct and complete list of all of (1) the material business, assets and financing contracts in connection with the operation and business of the Company, and (2) the contracts executed by the Company which are related to the LUR regarding the Test Land and the Longtan Land (collectively, “Material Contracts”), which are provided by the Transferors and the Company upon the request of the Transferee. Each Material Contract is valid, effective, binding and enforceable on each of the parties thereto and neither the Company nor any other party to the Material Contacts is in default in performance thereof. No liabilities shall occur to the Company in the future due to any of its non-performance or violation of any of the Material Contract prior to the issuance date of the New Business License; and no provisions under any such Material Contract impose any restrictions on the Company’s ability of and or in any aspect refrain the Company from entering into any purchase or sales agreements with any third parties under any terms and conditions desired by the Company, and no liabilities shall occur to the Company in the future due to any favorable treatment commitments offered to any purchasers or suppliers by the Company under any such Material Contract regardless of what terms and conditions the Company would offer to its purchasers or suppliers in the future.

5.1.17	Warranties. The services provided by the Company or the products produced by the Company prior to the issuance date of the New Business License comply with all the contractual obligations and all express and implied warranties and there is no and there will not have any indemnity obligations of the Company that are relevant to the aforementioned services or products.

5.1.18	Employment Matters. Section 5.1.18 of the Disclosure Schedule sets forth an accurate, correct and complete list of all employees of the Company as of the Execution Date of this Agreement. The Company has duly executed written labor contracts with all its employees, and has signed confidentiality agreements (including non-competition provisions) with all its employees who have access to any Company IPRs; the Company has complied with all legal requirements related to the employment or engagement of its employees, including but not limited to legal requirements related to labor contracts, wages, working hours, health and safety, social welfare and employment of expatriate employees. There is no pending dispute, controversy or proceeding against or affecting the Company, which is pertaining to any employee of the Company, and to the knowledge of the Transferors, no dispute, controversy or proceeding threatened by or relating to any Employee. To the knowledge of the Transferors, no employee intends to terminate his or her employment or other engagement with the Company. The Company will not suffer any losses or damages due to any activity or fact prior to issuance date of New Business License that does not comply with any labor related PRC Laws, no matter whether such losses or damages occur prior to or after the issuance date of the New Business License.

5.1.19	Legal and Administrative Proceedings. There is no proceeding pending or, to the knowledge of the Transferors, threatened, against or affecting the Company or its properties, rights, licenses, operations or businesses. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding. The Company has fully complied, and is in full compliance, with all legal requirements that are applicable to the business operation and assets management. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such legal requirement. The Company has not received any notice from any person (including any governmental administrative authority) that the Company is in violation of any legal requirement.

5.1.20	Construction of Longtan Facility. Building and constructing the Longtan Facility have been approved by the Longtan Commission. The Company will not suffer any losses or damages due to (1) that the Company’s occupation, use or operation of the Longtan Facility prior to issuance date of the New Business License does not comply with any PRC Laws; (2) any defect in the title of the Longtan Facility or the Longtan Land; or (3) any legal defect in project filing and construction filing procedures during the construction of the Longtan Facility, no matter whether such losses or damages occur prior to or after the issuance date of the New Business License.

5.1.21	Transfer of Longtan Project. The transfer and assignment of the Longtan Project from the Company to Nanguang are conducted in compliance with PRC Laws and will become effective by or upon the Initial Closing Date. On the Initial Closing Date, the Company does not have any right, title, interest, obligation, liability and/or responsibility on the Longtan Project, except for the Lease Agreement to be executed by the Company and Nanguang as defined in Section 7.1.10 hereof. Once the construction of the Longtan Facility is complete, Nanguang shall obtain the complete and clean title to the Longtan Facility and the LUR to the Longtan Land.

5.1.22	Environmental Matters. The Company is not in violation of any PRC Laws regarding environmental protection (the “Environmental Laws”), does not own or lease or operate on any real property contaminated with any substance that is subject to any Environmental Laws, and is not liable for any off-site disposal or contamination pursuant to any Environmental Laws; the Company is not subject to any claim relating to any Environmental Laws, and there is no pending or, to the knowledge of the Transferors, threatened investigation that might lead to such a claim; the Company has acquired all the approvals, permits, certificates and license, as required under the PRC Laws regarding the environmental protection issues, for the construction of the Longtan Facility at the current stage.

5.1.23	Affiliated Transactions. Section 5.1.23 of the Disclosure Schedule sets forth a true, accurate and complete list of affiliated transactions of the Company. All affiliated transactions of the Company have been conducted in compliance with PRC Laws.

5.1.24	Compliance with Laws. The Company is not in violation of any PRC Laws, including, without limitation, any law relating to the operation of the Company, or the taxation of the company or its employees.
5.2	The Transferee hereby represents and warrants to the Transferors on the Execution Date of this Agreement and Initial Closing Date as follows:
5.2.1	Organizations and Credit Standing. The Transferee is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction where it is incorporated. The Transferee is duly qualified to conduct its businesses pursuant to the laws of the jurisdiction where it obtains its operation qualification.

5.2.2	Authority; Effectiveness. The Transferee owns all necessary power and right to execute this Agreement and to perform its obligations hereunder. The Transferee’s executing and performing this Agreement have gained all necessary company authorization. Upon execution, this Agreement shall constitute a legal, valid and binding obligation of the Transferee and enforceable against it in accordance with its terms.

5.2.3	No conflict. The execution and delivery by the Transferee of this Agreement, and the performance by the Transferee of its obligations hereunder will not result in (1) violation of any organization documents of the Transferee; (2) breach of any applicable laws of the jurisdiction where the Transferee is registered; or (3) breach of any contracts or documents to which the Transferee is a party or is otherwise bound.
5.2.4	Operation of Twin Peak. The Transferee warrants that between the issuance date of the New Business License and the Third Closing Date it will cause the Company to be operated in the normal course of business, and it will not arbitrarily or unduly restrain the operations of the Company. For such purpose, the Transferee shall provide to the Company sufficient capital to ensure the normal operation of the

Company, and shall provide to the Company the parts and raw materials required for the production of the accelerator tubes in compliance with the components and specifications identified in the Procurement Specification — Twin Peak Linac 102085 provided by the Transferee (the “Procurement Specification”) (hereinafter the “SF6 Linac”). The Transferee specifically warrants that, it shall not take any action that would reasonably be expected to cause any of the conditions to the payment of the Second Installment set forth in Section 7.2 or any conditions to the payment of the Third Installment set forth in Section 7.3 not to be satisfied. In addition, until the Third Closing Date the Transferee will not manufacture the SF6 Linacs in a facility other than the Longtan Facility, unless actual or anticipated interruptions or obstructions prohibit it from manufacturing in the ordinary course at the Longtan Facility. Such interruptions or obstructions could include unavailability of or substantial damage to the Longtan Facility, prolonged labor strike, unavailability and/or loss of key employees of the Company at the Longtan Facility, failure of the Transferors to provide technical training as required herein, infringement of the Company’s IPRs or the Intellectual Property Rights of others, prolonged suspension of the operation of the Company at the Longtan Facility due to reasons not attributable to the Company.
5.3	Continuance of Representations and Warranties. Any provision regarding representations and warranties prescribed or presented hereunder shall continue to be effective after the execution of this Agreement and the completion of the transfer of the Target Equity contemplated hereunder.
Article 6 Covenants of the Transferors
6.1	Covenants through the issuance date of the Business License. The Transferors jointly and respectively covenants to the Transferee from the Execution Date of this Agreement to the issuance date of the Business License as follows:
6.1.1	Unless otherwise expressly contemplated in this Agreement or as agreed to by the Transferee in writing, the Transferors shall cause the Company to: (1) operate the business in the ordinary course consistent with past practice and prudent business practice, including but not limited to, continue the manufacturing of Linac with components and specifications identified in the Procurement Specificationas may be amended from time to time by the Transferee in writing prior to May 31, 2008; (2) have sufficient working capital to maintain its operations; (3) preserve, for the benefit of the Company, all of the assets, except for the transfer of the Longtan Project to Nanguang pursuant to the terms hereof; and (4) keep all relationships with suppliers, customers, employees and other persons relating to the business unless as otherwise instructed by the Transferee in writing.

6.1.2	Without limiting the foregoing, without obtaining the Transferee’s prior written consent, the Transferors shall cause the Company not to:
6.1.2.1	take any action that would reasonably be expected to cause any of the conditions to the Initial Closing set forth in Section 7.1 not to be satisfied as of the Initial Closing Date;

6.1.2.2	commit any act or omit to do any act which could have an adverse effect on its operation and/or assets value;

6.1.2.3	sell, transfer, pledge or otherwise dispose of any legal or beneficial interest in any of the Company’s assets (including both tangible and intangible assets), business or earnings, or impose or permit to impose any other Encumbrances on the assets, except for the transfer of the Longtan Project to Nanguang pursuant to the terms hereof;

6.1.2.4	merge with any other party, acquire assets from any other party or invest in any other party;

6.1.2.5	make, incur or otherwise become responsible for any liabilities, except for (1) liabilities arising in the ordinary course of business excluding liabilities arising from advancing of loans and contingent liabilities arising from the provision of any guarantee to any third party and/or any Transferor by the Company; and (2) liabilities disclosed to and consented in writing by the Transferee;

6.1.2.6	enter into any material contract (for the purpose of this Section, a contract with a value exceeding RMB 100,000 or relating to any Company IPRs shall be regarded as a material contract);

6.1.2.7	hire or dismiss any employee in the Company, increase the compensation of any employee, establish or adopt any new benefit plan, or grant any bonuses, benefits or other direct or indirect compensation to any employee; or

6.1.2.8	pay dividends in any form to any shareholder of the Company.
6.2	Further Covenants. The Transferors agree to take such action and to execute such documents and instruments as may be necessary to carry out any of the provisions of this Agreement including without limitation, fulfillment of the conditions to all the closings contemplated hereunder. The Transferors agree to cause the Company to take such action and to execute such documents and instruments as may be necessary to carry out any of the provisions of this Agreement including without limitation, fulfillment of the conditions to the Initial Closing.

6.3	Rights of Inquiry and Information. Before the issuance date of the Business License, the Transferors shall cause the Company to provide the Transferee (and its legal and financial advisors) with access to its lenders, financial advisors, accountants and other advisors, and shall assist the Transferee in obtaining any information in connection with any aspect of the finance, operation and/or business of the Company as reasonably requested. The Transferors shall promptly inform the Transferee with any existing or threatened litigation, arbitration or administrative proceedings in connection with the Target Equity or the Company’s assets, business and/or earnings. No access provided to, or review undertaken by the Transferee hereunder shall, however, affect or limit in any respect the representations and warranties of the Transferors set forth herein or provided hereunder.

6.4	Approvals; Assistance. The Transferors shall make his/its best efforts to obtain and/or cause the Company to obtain such approvals as may be necessary or appropriate to consummate the transactions contemplated hereby within the shortest time as practicable. The Transferors agree to promptly notify the Transferee of any written or oral communication which the Company may receive from a governmental authority relating to any such approval, registration and/or filing, and, in case of any such written communication, to promptly provide the Transferee with the written communication.

6.5	Public Announcement. Unless otherwise required by applicable law or applicable stock exchange listing rules, no press release or other public announcement or filing pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party without the prior written approval of all the other Parties. The Transferors shall cause the Company not to make any press release or other public announcement or filing pertaining to the transactions prior to the issuance date of the Business License. Notwithstanding the forgoing, the Transferee may, at its sole discretion, make any filing with U.S. Securities and Exchange Commission and issue any press release pertaining to the transaction contemplated by this Agreement after the Execution Date as required by applicable law or applicable stock exchange listing rules.

6.6	No negotiation allowed. Other than discussions regarding the transactions contemplated hereunder, the Transferors may not directly or indirectly, through any affiliate, advisor, representative, officer, director, agent or otherwise, make, solicit, initiate or encourage submission of any proposal or offer from any person (including any of its officers or employees) relating to any merger, consolidation, acquisition, or purchase of any material asset of, or any equity interest in the Company (the “Transaction Proposal”). In addition, they shall terminate or cause any other person to terminate any contract or negotiation in process in connection with the Transaction Proposal.

6.7	Discussion with the Transferee. Through the issuance date of the Business License, the Transferors shall, and shall cause the Company to inform the Transferee of the following in a timely manner, and shall discuss with the Transferee on a regular and ongoing basis: (1) any material developments or decisions with respect to the management of the business and assets of the Company, including, without limitation, any significant new agreements or transactions proposed to be entered into, any persons proposed to be employed or terminated, and any other important developments relating to the business of the Company; and (2) the status with respect to obtaining all requisite approvals as may be necessary in order for the Parties to consummate the transactions contemplated hereunder.

6.8	Non Competition. Each Transferor covenants to the Transferee that, the Transferor himself/itself, any his/its existing or prospective Affiliate and employees (each, a “Non-Competition Person”) shall not separately or along with any other party engage in the same or similar business with the Company and/or the Transferee for a period ending upon the third (3rd) anniversary of the Initial Closing Date, including but not limited to: (1) directly or indirectly design, produce, promote, sell, distribute or provide services for any product or similar product developed or manufactured by the Company and/or the Transferee; (2) assist or permit in any form the acts of any other party that is competing with the business of the Company and/or the Transferee; or (3) intervene in any form with the relationship between the Company and/or the Transferee and its clients, customers or suppliers, or solicit in any form any employee of the Company and/or the Transferee. The provisions under this Section 6.8 shall continue to be effective after the Initial Closing Date.

6.9	Confidentiality. Each Party shall, and shall cause its agents, employees and representatives (the “Representatives”) to strictly maintain the confidentiality of the Confidential Information of any other Party, and without obtaining the written consent of the other Parties, it shall not disclose any such Confidential Information. Confidential Information refers to the provisions of this Agreement and the appendixes to this Agreement, any information regarding the business, future planning, financial conditions, future projections, clients, and/or intellectual property, etc. of a Party as disclosed by such Party or its Representative. Confidential Information particularly includes the existence of this Agreement and other various agreements specified hereunder, the contents thereof, the transaction contemplated hereunder and the negotiations among the Parties. Confidential Information shall not include the following information: (1) information in the public domain (provided that this is not the result of the undue acts of the receiving Party); (2) information acquired by the receiving Party through an appropriate way from a third party; and (3) the information independently developed by the receiving Party, as can be demonstrated by documentation in existence prior to the date of this Agreement. However, any Party may disclose the transaction contemplated herein to its legal or financial advisors, or pursuant to any applicable law or stock exchange listing rules.

6.10	Transfer of Longtan Project. The Transferors covenant to cause the Company to transfer the Longtan Project to Nanguang in exchange for RMB1,658,000. The Transferors covenant to take such action and to execute such documents and instruments and cause the Company to take such action and to execute such documents and instruments as may be necessary to effect the transfer and assignment of the Longtan Project from the Company to Nanguang to the satisfaction of the Transferee, including without limitation: (1) execution of any agreements among the Company, Nanguang and the Longtan Commission regarding transfer and assignment by the Company to Nanguang of the LUR to the Longtan Land and the entrusted construction contract under the Longtan Project (and based on the transfer of the aforementioned contracts, the competent PRC governmental authorities shall change the registered transferee of the LUR to the Longtan Land and the registered property owner regarding the project planning and project construction to Nanguang); (2) execution of agreements among the Company, Nanguang and any third party that is the party to any outstanding contracts or agreements related to the Longtan Project as requested by the Transferee in writing; (3) issuance of an undertaking letter by Nanguang to the Company regarding Nanguang’s assumption of any and all obligations, liabilities and responsibilities in connection with or arising from the Longtan Project. Nanguang further covenants to pay the transfer price of the Longtan Project equal to RMB1,658,000 to the Company immediately upon Nanguang’s receipt of the First Installment.

6.11	Test Land and Construction of Test Bunkers. The Transferors covenant to cause the certain land use right transfer agreement between the Company and the Longtan Commission dated August 1, 2006 regarding the Test Land to be transferred from the Company to Nanguang. Nanguang covenants to obtain any required approvals, permits, license and certificates to build and construct test bunkers (“Test Bunkers”) on the Test Land up to 1000 square meters and commence the construction of the Test Bunkers as soon as possible. Nanguang covenants to lease the Test Bunkers to the Company no later than December, 2008. The purchase price for the LUR to the Test Land (the “Test Land Price”) shall be financed to Nanguang through certain loan arrangement without charging interest to Nanguang and the costs for the construction of the Test Bunkers (the “Test Bunkers Construction Costs”) shall be arranged through down payment of rent for the Test Bunkers to Nanguang, which loan arrangement and rent arrangement will be carried out by the Transferee, subject that such Test Land Price and Test Bunkers Construction Costs shall have been confirmed by the Transferee in advance. Nanguang guarantees that it shall repay the loan equal to the Test Land Price immediately upon Nanguang’s receipt of the Second Installment of the Purchase Price. The down payment of rent equal to the Test Bunkers Construction Costs shall be used as the rent for the Company’s use of the Test Bunkers for seven (7) years.

6.12	Use of Longtan Facility and Test Bunkers by the Company. The Transferors covenant to ensure the Company’s use of the Longtan Facility and the Test

Bunkers pursuant to the Lease Agreement described in Section 7.1.10 hereof, and covenant that Nanguang shall possess all necessary authority to lease the Longtan Facility and Test Bunkers to the Company during the term of the Lease Agreement and any extension thereto in compliance with all PRC Laws. The Transferors guarantees that the Company’s use of the Longtan Facility and the Test Bunkers will not encounter any interruptions or obstructions due to (1) that the Company’s occupation, use or operation of the Longtan Land, the Longtan Facility or the Test Land prior to issuance date of the New Business License, does not comply with any PRC Laws; (2) any defect in the title of the Longtan Land, the Longtan Facility, the Test Land or the Test Bunkers; or (3) any legal defect in project filing and construction project procedures during the construction of the Longtan Facility or the Test Bunkers, nor will the Company suffer any losses or damages caused thereby. The Transferors further covenant that Nanguang shall fully comply with all terms and conditions set forth under the Lease Agreement.

6.13	Title Certificates. Nanguang covenants to obtain any and all governmental approvals, licenses, registrations and filings, and pay all considerations, taxes and other fees, to legally own the Longtan Facility and the LURs to the Longtan Land and the Test Land.

6.14	Technology Training. The Transferors covenant that immediately upon the execution of this Agreement, Yao Chongguo shall commence to educate and train relevant employees of the Company, which shall be at least two (2) Company employees, in order that all Company IPRs can be fully grasped and utilized by such employees. Immediately after the Initial Closing, Yao Chongguo shall train such other persons designated by Transferee in order that such IPRs can be fully grasped and utilized by such persons, that is such persons can independently manufacture accelerator tubes and proficiently identify errors and problems with accelerator tubes in compliance with requirements set forth in the design drawings for the SF6 Linacs.

6.15	Continuous Employment. The Transferors covenant that Yao Chongguo shall continuously work for the Company for the entire three (3) year term of the employment contract described in Section 7.1.11 hereof; Yao Chongguo and Liu Shuwei shall comply with all the provisions specified under the agreements to be entered into with the Company pursuant to Section 7.1.11 and 7.1.12. Notwithstanding any provision hereunder to the contrary, the Parties agree that Yao Chongguo shall have the right to transfer, at any time, to any person that is not an Affiliate of Yao Chongguo the title to the intellectual property rights to the Prior Works (defined as in the confidentiality, invention assignment and non-competition agreement to be executed by Yao Chongguo and the Company) disclosed in such confidentiality, invention assignment and non-competition agreement; the Parties further agree that the patent application(s) submitted by Yao Chongguo or Mianyang High & New District Twin-Peak Technology Development Co., Ltd. (the “Mianyang Company”) prior to the Initial Closing Date related to a PRC patent obtained by Mianyang Company numbered ZL 2004 1 0021763.0 shall belong to Yao Chongguo or Mianyang Company, no matter whether Yao Chongguo is the employee of the Company at the time that Yao Chongguo or Mianyang Company actually obtains such patent(s).
Article 7 Conditions Precedent to the Closings
7.1	Preconditions to the obligation of the Transferee at the Initial Closing. The obligation of the Transferee to pay the First Installment of the Purchase Price at the Initial Closing is subject to the fulfillment of each of the following conditions (any of which except for those specified in Sections 7.1.7 and 7.1.8 may be waived by the Transferee in writing):
7.1.1	Production. The Company shall have delivered to the Transferee the first Linac product meeting the requirements set forth in the Procurement Specification; the supplier audit conducted by the Transferee shall be completed to the satisfaction of the Transferee, and all corresponding manufacturing processes and procedures of the Linac production by the Company shall have been in place, as directed by Transferee.

7.1.2	The accuracy of the representations and warranties. The representations and warranties made by the Transferors hereunder shall be true and correct as of the date on which they were made (unless they speak as of a specific, earlier date, in which case they shall be so true and correct as of such date) and as of the Initial Closing Date.

7.1.3	Performance of obligations. The Transferors shall have performed or complied with their covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Initial Closing Date.

7.1.4	No legal proceedings. In the reasonable opinion of the Transferee, no legal, regulatory, or governmental proceeding shall be pending or threatened by any person which creates a reasonable possibility that the completion of the transaction at the Initial Closing will be enjoined, restrained or otherwise prevented in whole or material part or that otherwise challenges or seeks damages or other relief in connection with the transaction or that may have the effect of imposing limitations or conditions or otherwise interfering with the transactions.

7.1.5	No legal restrictions. No law shall be in effect which prohibits or restricts the consummation of the transaction hereunder, or which otherwise adversely affects the right or ability of the Company to own, operate or control the principal business or assets, in whole or material part.

7.1.6	Due diligence. The Transferee shall have completed and be satisfied with the results of all business, legal and financial due diligence on the Company and the Target Equity, and any items requiring correction identified by the Transferee shall have been corrected to Transferee’s satisfaction.

7.1.7	Governmental Approvals. The Transferee’s receipt of satisfactory evidence that approval from the Approving Authority for this Agreement and the transaction hereunder has been obtained.

7.1.8	Articles of Association. The new Articles of Association of the Company has been formulated by the Company, and has been approved by the Approving Authority.

7.1.9	Transfer of Longtan Project. All relevant parties have taken necessary actions and executed necessary documents and instruments for the purpose of transfer of the Longtan Project in accordance with Section 6.10 hereof.

7.1.10	Lease of the Longtan Facility and Test Bunkers. A lease agreement to the satisfaction of the Transferee (the “Lease Agreement”) shall have been executed by and between the Company and Nanguang, which shall entitle the Company to lawfully lease part of the Longtan Facility sufficient for the operation of the Company at a monthly rent of RMB12 per square meter for the first two years during the term of the

Lease Agreement, and thereafter the rent shall be further determined by Nanguang and the Company through consultations based on the market price. Any changes to the rent shall be determined at least three (3) months prior to the new rent amount effective date. The Lease Agreement shall also entitle the Company to lawfully use the Test Bunkers once the construction thereof is completed. As Nanguang receives a down payment of rent equal to the Test Bunkers Construction Costs, such down payment of rent will be regarded as the rent for the Company’s use of the Test Bunkers for the first seven (7) years and the Company does not need to pay any additional rent for the Test Bunkers within such period. Thereafter, the rent for the Test Bunkers shall be further determined by Nanguang and the Company through consultations based on the market price at the time being.

7.1.11	Employment Contract with Yao Chongguo. Yao Chongguo shall have executed with the Company a three (3) year employment contract and a confidentiality, invention assignment and non-competition agreement to the satisfaction of the Transferee. The confidentiality, invention assignment and non-competition agreement shall provide that Yao Chongguo shall undertake two (2) years of non-competition obligations. The Company shall have completed all procedures required by PRC Laws on employment of expatriate employees. Mr. Yao shall also have provided such evidence as Transferee deems reasonably sufficient to establish that he has all necessary and desirable permits, visas, and other approvals required to permit him to work for the Company during the term of his employment agreement.

7.1.12	Board Member Service Agreement with Liu Shuwei. Liu Shuwei shall have executed with the Company a one (1) year board member service agreement and a confidentiality, invention assignment and non-competition agreement providing for one (1) year’ post-service non-competition obligations to the satisfaction of the Transferee.

7.1.13	Employees. Each of the key employees of the Company as determined by the Transferee shall have executed with the Company a confidentiality, invention assignment and non-competition agreement to the satisfaction of the Transferee. The Company shall have paid all required taxes, social benefit contributions, and other fees and costs associated with conducting its business.

7.1.14	Technology Training. Yao Chongguo shall have commenced to educate and train relevant employees of the Company, which shall be at least two (2) Company employees on process of tuning the SF6 Linac. The Transferors allow to a representative from the Transferee to observe the tuning process for SF6 Linac prototype number (“P6”) and to document each tuning step. .

7.1.15	Compliance Certificate. The Transferee shall have received a certificate executed and delivered by each of the Transferors in the form attached as Appendix II-A.
7.2	Preconditions to the obligation of the Transferee at the Second Closing. The obligation of the Transferee to pay the Second Installment of the Purchase Price at the Second Closing is subject to the fulfillment of each of the following conditions (any of which may be waived by the Transferee in writing):
7.2.1	Initial Closing. The Initial Closing shall have taken place.

7.2.2	Production. The Company shall have produced at least [ * ] SF6 Linacs that meet the requirements set forth in the Procurement Specification per month for six (6) consecutive months after the first SF6 Linacs has passed the inspection.

7.2.3	The accuracy of the representations and warranties. The representations and warranties made by the Transferors hereunder shall be true and correct, and no violations of such representations and warranties by the Transferors shall have been found as of the Second Closing Date.

7.2.4	Performance of obligations and compliance of covenants. The Transferors shall have performed or complied with their covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Second Closing Date.

7.2.5	Transfer of Longtan Project. Nanguang shall have fully paid to the Company the transfer price of the Longtan Project equal to RMB1,658,000.

7.2.6	Compliance Certificate. The Transferee shall have received a certificate executed and delivered by each of the Transferors in the form attached as Appendix II-B.

7.2.7	Governmental Approvals. The Transferee’s receipt of satisfactory evidence that all required approvals, consents and filings for this Agreement and the transaction hereunder have been obtained from the relevant PRC government authorities, except for those governmental approvals, consents and filings which are not obtained due to the reason of the Transferee.
7.3	Preconditions to the obligation of the Transferee at the Third Closing. The obligation of the Transferee to pay the Third Installment of the Purchase Price at the Third Closing is subject to the fulfillment of each of the following conditions (any of which may be waived by the Transferee in writing):
7.3.1	Initial Closing and Second Closing. The Initial Closing and the Second Closing shall have taken place.

7.3.2	Production. The first [ * ] Linacs produced by the Company after the completion of the supplier audit conducted by the Transferee shall have achieved an average life of [ * ] hours in the field.

7.3.3	The accuracy of the representations and warranties. The representations and warranties made by the Transferors hereunder shall be true and correct, and no violations of such representations and warranties by the Transferors shall have been found as of the Third Closing Date.

7.3.4	Performance of obligations and compliance of covenants. The Transferors shall have performed or complied with their covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Third Closing Date.

7.3.5	Compliance Certificate. The Transferee shall have received a certificate executed and delivered by each of the Transferors in the form attached as Appendix II-C.
7.4	Preconditions to the obligations of the Transferors. The obligations of the

Transferors to take the actions required to be taken by them at the Initial Closing are subject to the fulfillment of each of the following conditions (any of which except for those specified in Sections 7.4.3 and 7.4.4 may be waived by the Transferors in writing):
7.4.1	Accuracy of the representations and warranties. The representations and warranties made by the Transferee hereunder shall be true and correct as of the date on which they were made (unless they speak as of a specific, earlier date, in which case they shall be so true and correct as of such date) and as of the Initial Closing Date.

7.4.2	Performance of obligations. The Transferee shall have performed or complied with its covenants and agreements contained in this Agreement required to be performed or complied with on or prior to the Initial Closing Date.

7.4.3	Governmental Approvals. Approval from the Approving Authority for this Agreement and the transaction hereunder has been obtained.

7.4.4	Articles of Association. The new Articles of Association of the Company has been formulated by the Company and has been approved by the Approving Authority. The new Articles of Association of the Company shall delete “special vacuum equipment and special electronic equipment” from the Company’s business scope.
Article 8 Indemnification
8.1	In case any Party breaches any warranties, covenants or any other provision hereof, or if any representation made by any Party hereunder is untrue, which causes the other Party/Parties to assume any expenses, liabilities or suffer any losses (including without limitation, any loss of profit that the other Party/Parties have specific and reasonable evidence to prove that it/they expect to obtain), the breaching Party or the Party that makes any untrue representation shall indemnify the other Party/Parties against any such expenses, liabilities or losses (including without limitation any interests and legal fees paid by the other Party due to the activities of the breaching Party or the Party that makes untrue representation). Such indemnification shall be equivalent to the actual losses suffered by the other Party/Parties as well as all the interest deprived of from the other Party/Parties due to the occurrence of any such breaching activities or untrue representations. However, if the aforementioned breach of contract is due to negligence of the Transferors, the amount payable by the Transferors for indemnification hereunder may not exceed the portion of the Purchase Price that has already been paid by the Transferee to the Transferors. Notwithstanding any provision hereunder to the contrary, the Transferors and the Transferee agree not to claim for indemnification prior to the Initial Closing Date.
8.2	In the event that the Company (1) encounters any interruptions or obstructions during occupation or use of the Longtan Facility or the Test Bunkers; or (2) suffer any losses or damages, due to (1) that the Company’s occupation, use or operation of the Longtan Land, the Longtan Facility or the Test Land prior to issuance date of the New Business License, does not comply with any PRC Laws; (2) any defect in the title of the Longtan Land, the Longtan Facility, the Test Land or the Test Bunkers; or (3) any legal defect in project filing and construction filing during the construction of the Longtan Facility or the Test Bunkers, nor will the Company , the Transferors shall bear indemnification liabilities to the Transferee in accordance with Section 8.1 hereof, including but without limitation indemnifying the Transferee against (1) the Company’s losses of profit due to that the Company cannot maintain normal operations at the Longtan Facility or Test Bunkers; and (2) any fees incurred from change of operation place by the Company.

8.3	In the event that the Company suffers any losses or damages due to any fact or activity of the Company that does not comply with any labor related PRC Laws prior to issuance date of the New Business License, the Transferors shall indemnify the Transferee against such losses or damages in accordance with Section 8.1 hereof.

8.4	Without exclusion of or limit to any of the Transferee’s other right under this Agreement or available under any applicable laws, should Nanguang fail to pay the transfer price of the Longtan Project equal to RMB1,658,000 to the Company in full immediately upon receipt of the First Installment, the Purchase Price shall be reduced by RMB1,658,000. Under such circumstances, the amount of RMB1,658,000 shall be deducted from the portion of the First Installment paid to Nanguang, and Nanguang shall repay RMB1,658,000 to the Transferee immediately.

8.5	The Parties acknowledge that Yao Chongguo’s commitment of continuously working for the Company for three (3) years after the completion of the transaction contemplated herein is part of the consideration for the Transferee’s valuation of and payment for the Target Equity, and any breach of such commitment by Yao Chongguo would cause damages to the value of the Target Equity. Without exclusion of or limit to any of the Transferee’s other right under this Agreement or available under any applicable laws, in the event that Yao Chongguo fails to work for the Company for one (1) year following the Initial Closing Date, Yao Chongguo shall pay liquidated damages in an amount of US$400,000 to the Transferee; if the employment relationship between Yao Chongguo and the Company terminates prior to the Third Closing Date due to Yao Chongguo’s own reasons, Yao Chongguo shall pay liquidated damages in an amount of US$200,000 to the Transferee. Notwithstanding the foregoing, Yao Chongguo will not be required to pay the liquidated damages if he is unable to continue to work for the Company due to his health problems prohibiting him from undertaking current work and any similar type of work.
Article 9 Termination
9.1	This Agreement shall immediately terminate under the following circumstances:
9.1.1	When all the Parties hereto agree to terminate the Agreement in writing;

9.1.2	If the Transferee materially breaches or does not perform any clause of this Agreement, the Transferors may send a written notice to the Transferee and request it to remedy and rectify its breaching actions immediately. If the Transferee cannot take measures satisfied to the Transferors to remedy and rectify its breaching actions within sixty (60) days of issuance of the above notice, the Transferors may terminate this Agreement immediately.

9.1.3	If any of the Transferors materially breaches or does not perform any clause of this Agreement, the Transferee may send written notices to the Transferors to request the Transferor(s) to remedy and rectify its/his/their breaching actions immediately. If the Transferor(s) cannot take measures satisfied to the Transferee to remedy and rectify the breaching actions within sixty (60) days of issuance of the above notice, the Transferee may terminate this Agreement immediately.
9.2	If this Agreement is terminated, no Party may request restitution.

9.3	The indemnity responsibilities for breach of contract shall not be released due to the termination of this Agreement.
Article 10 Assumption of Taxes and Other Fees
10.1	Taxes. Each Party hereof shall respectively bear any taxes and tax payments such Party shall be obligated to pay relating to the transaction hereunder pursuant to the provisions of the applicable laws.

10.2	Other Fees. In addition to the taxes prescribed in Section 10.1, each Party shall bear on its/his own all the fees for legal, accounting, investment and consulting advisors spent by such Party arising from this transaction. Except for the fees expressly stated above, any other fees arising from the performance of their respective obligations pursuant to the requirements hereunder by the Parties, including without limitation, all the fees arising from the submission of the equity transfer contemplated hereof to the government authorities for approvals, and all governmental approvals involved concerning the transformation of the Company into a wholly foreign-owned enterprise (“Approval Fees”) shall be assumed by the Transferors and Transferee in a proportion of 50% to 50%.
Article 11 Force Majeure
In the case of any force majeure events (“Force Majeure”) such as earthquake, typhoon, flood, fire, flu, war, strikes or any other events that cannot be predicted and which are unpreventable and unavoidable by the affected Party, which directly or indirectly causes the failure of any Party to perform or completely perform this Agreement, then the Party affected by such Force Majeure shall give the other Parties written notices without any delay, and shall provide details of such event within 15 days after sending out such notice, explaining the reasons for such failure of, partial or delay of performance.
If such Party claiming Force Majeure fails to notify the other Party and furnish it with proof pursuant to the above provision, such Party shall not be excused from the non-performance of its obligations hereunder. The Party so affected by the event of Force Majeure shall use reasonable efforts to minimize the consequences of such Force Majeure and to promptly resume performance hereunder whenever the causes of such excuse are cured. Should the Party so affected by the event of Force Majeure fail to resume performance hereunder when the causes of such excuse are cured, such Party shall be liable to the other Party/Parties.
In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.
Article 12 Miscellaneous
12.1	Effective Date. This Agreement shall become effective on the day of approval by the Approving Authority, and shall constitute legal, effective and binding rights and obligations to the Parties and enforceable against them in accordance with the terms and conditions hereof.

12.2	Governing law. The execution, effectiveness, performance, interpretation, termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC Laws.

12.3	Disputes resolution.
12.3.1	Any disputes, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof shall be resolved through consultations. Such consultations shall immediately commence at the time when a Party gives the other Parties a written request for such consultations. In case such dispute cannot be resolved within thirty (30) days after the delivery of such request, then such dispute shall be submitted to arbitration when any Party gives other Parties a notice.

12.3.2	The dispute shall be submitted to arbitration by the Hong Kong International Arbitration Centre in Hong Kong. There shall be a board of arbitration consisting of three arbitrators. The Transferors as one party and the Transferee as the other party shall be respectively entitled to select one (1) member within thirty (30) days after being given or receiving the arbitration notice. The Parties may freely select such members without being restricted to any list of arbitrators. The third member shall be selected by the Chairman of Hong Kong International Arbitration Centre. In case any Party fails to select a member thirty (30) days after the first member is selected, then the

Chairman of the Hong Kong International Arbitration Centre shall make such selection.

12.3.3	All arbitration proceedings shall be conducted in English and Chinese languages. The arbitral tribunal shall apply then effective arbitration rules of the Hong Kong International Arbitration Center for conducting the arbitration. However, in case such rules conflict with Section 12.3 hereof, including the provision regarding the selection of the members, Section 12.3 shall prevail.

12.3.4	The arbitrators shall strictly apply the PRC Laws as the substantive law for arbitration on any dispute submitted by the Parties, and shall not apply any other substantive law.

12.3.5	The judgment of the arbitration shall be final and shall have binding forth on all the Parties. Each Party shall be entitled to enforce such judgment with a court with jurisdiction.
12.4	Entire agreement. This Agreement constitute the entire agreement between the Parties and supersede all prior agreements, covenants, representations and conditions, oral or written, express or implied, between the Parties with respect to the subject matter hereof and thereof.

12.5	Waiver. The failure or the delay to exercise any rights or remedies prescribed under this Agreement or any amendment or supplement hereof by any Party shall not be deemed as waiving of any his/its rights; any partial exercise of the aforementioned rights or remedies by a Party shall not prevent such Party from further exercising such rights or remedies.

12.6	Severability. In the event that any provision of this Agreement is found to be illegal, invalid or unenforceable, then all the Parties agree that such provision shall be enforced to the greatest extent as practicable in order to achieve the intentions of the Parties, and the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised. If necessary and in order to accomplish the intentions of the Parties, the Parties shall strive in good faith to amend this Agreement and replace such invalid, illegal or unenforceable provisions with enforceable provisions that shall be as close as possible to the those replaced provisions.

12.7	Notices. Any and all notices, inquiries, requests, consents and other communications required or authorized by this Agreement shall be in writing, and shall be deemed to be duly given through one or more methods as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices by fax, shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission); and (c) for notices by express delivery, the fourth business day after the express mail delivery date shall be deemed as having been duly given or made. All such notices, inquiries, requests, consents and other communications shall be sent to the following addresses:

To Nanguang:

Address: Longtan City Industry Zone, Second Section of East Third Ring Road, Chengdu, PRC Telephone: 86 28 8421 6339 Fax: 86 28 8421 6339 Attention: Mr. Liu Shuwei

To Yao Chongguo:

Address: 1419, Tower A, Waltz Plaza, No.7, Hangkong Road, Chengdu Telephone: 86 1390 818 3328 Fax: 86 28 8421 6329 Attention: Mr. Yao Chongguo

To the Transferee:

Address: 1240 Deming Way, Madison, Wisconsin 53717 Telephone: +1 (608) 824-3022 Fax: +1 (608) 830-3923 Attention: Shawn Guse
12.8	Further Warranties. In order to finish the equity transfer agreed upon herein, each Transferor agrees to take appropriate actions, to execute and deliver instruments and documents, and to complete other actions reasonably necessary.

12.9	Amendment and Supplement. The amendment and supplement of this

Agreement shall be subject to the written agreement executed by each Party. All executed amendment agreements and supplemental agreements are part of this Agreement, and shall be equally effective and valid with this Agreement.

12.10	The appendixes hereof have the same legal effect with this Agreement. The appendixes include:
12.10.1	Appendix I: Disclosure Schedule

12.10.2	Appendix II: Form of Compliance Certificates
12.11	Languages and Counterparts. This Agreement is made in both English and Chinese languages. The original of this Agreement is in eight (8) copies. Each Party holds one copy, and other copies are for the submission to the relevant approval authorities. All the copies are equally valid.
IN WITNESS THEREFORE, the Parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Each Party has signed this Equity Interest Transfer Agreement in person or through his/its duly authorized representative as of the date first written above.

Sichuan Nanguang Vacuum Technology Incorporated Ltd.
By:	/s/ Liu Shuwei
	Name:	Liu Shuwei
	Position:	Legal Representative

Yao Chongguo
By:	/s/ Yao Chongguo

TomoTherapy Incorporated
By:	/s/ Shawn Guse
	Name:	Shawn Guse
	Position:	Vice President, Secretary and General Counsel

Appendix II-A
FORM OF COMPLIANCE CERTIFICATE
                          , 2008
     Capitalized terms used herein without definition have the meanings assigned to such terms in that certain Equity Interest Transfer Agreement (the “Agreement”), dated April 17, 2008, by and among TomoTherapy Incorporated (the “Transferee”), Sichuan Nanguang Vacuum Technology Incorporated Ltd. (“Nanguang”) and Yao Chongguo (“Yao Chongguo”, together with “Nanguang”, the “Transferors”)
     THE UNDERSIGNED, each a Transferor as defined in the Agreement, hereby certifies that
(i)	the conditions specified in Section 7.1 of the Agreement (except for Section 7.1.6) have been fulfilled as of the date hereof, except for those conditions waived by the Transferee in writing attached hereto.
(ii)	The representations and warranties made by the Transferors in the Agreement are true and correct as of the date hereof.
          IN WITNESS WHEREOF, the undersigned have set forth their signatures on this Compliance Certificate as of the date first set forth above.

Sichuan Nanguang Vacuum Technology Incorporated Ltd.
By:
	Name:	Liu Shuwei
	Position:	Legal Representative

Yao Chongguo
By:

Appendix II-B
FORM OF COMPLIANCE CERTIFICATE
                          , 2008
     Capitalized terms used herein without definition have the meanings assigned to such terms in that certain Equity Interest Transfer Agreement (the “Agreement”), dated April 17, 2008, by and among TomoTherapy Incorporated (the “Transferee”), Sichuan Nanguang Vacuum Technology Incorporated Ltd. (“Nanguang”) and Yao Chongguo (“Yao Chongguo”, together with “Nanguang”, the “Transferors”)
     THE UNDERSIGNED, each a Transferor as defined in the Agreement, hereby certifies that the conditions specified in Section 7.2 of the Agreement have been fulfilled as of the date hereof, except for those conditions waived by the Transferee in writing attached hereto.
          IN WITNESS WHEREOF, the undersigned have set forth their signatures on this Compliance Certificate as of the date first set forth above.

Sichuan Nanguang Vacuum Technology Incorporated Ltd.
By:
	Name:	Liu Shuwei
	Position:	Legal Representative

Yao Chongguo
By:

Appendix II-C
FORM OF COMPLIANCE CERTIFICATE
                          , 2008
     Capitalized terms used herein without definition have the meanings assigned to such terms in that certain Equity Interest Transfer Agreement (the “Agreement”), dated April 17, 2008, by and among TomoTherapy Incorporated (the “Transferee”), Sichuan Nanguang Vacuum Technology Incorporated Ltd. (“Nanguang”) and Yao Chongguo (“Yao Chongguo”, together with “Nanguang”, the “Transferors”)
     THE UNDERSIGNED, each a Transferor as defined in the Agreement, hereby certifies that the conditions specified in Section 7.3 of the Agreement have been fulfilled as of the date hereof, except for those conditions waived by the Transferee in writing attached hereto.
          IN WITNESS WHEREOF, the undersigned have set forth their signatures on this Compliance Certificate as of the date first set forth above.

Sichuan Nanguang Vacuum Technology Incorporated Ltd.
By:
	Name:	Liu Shuwei
	Position:	Legal Representative

Yao Chongguo
By: